UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 30, 2007
HANSEN MEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-33151 (Commission File Number)	14-1850535 (I.R.S. Employer Identification No.)
380 North Bernardo Avenue
Mountain View, California 94043
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 30, 2007, Hansen Medical, Inc. (“Hansen Medical”) and St. Jude Medical, Inc., through its Atrial Fibrillation Division, Inc. (“St. Jude”) entered into a Joint Development Agreement and a Co-Marketing Agreement (collectively, the “Agreements”). Below is a summary of the material terms of each of the Agreements. The following summaries are qualified in their entirety by reference to the copies of the Agreements which will be filed as an exhibit to Hansen Medical’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.
The joint development agreement provides that Hansen Medical and St. Jude will work together to develop certain mutually agreed upon products. The first product to be developed will be a Sensei™ Robotic Catheter System that is integrated with St. Jude’s EnSite® System. Hansen Medical is not obligated to undertake any other development projects except for the integration of Sensei with EnSite. Hansen Medical will also maintain compatibility of Hansen Medical’s Sensei Robotic Catheter System with St. Jude’s EnSite System for a defined period of time after the Agreements expire. Hansen Medical retains the right to maintain compatibility with catheters from any other manufacturers. Hansen Medical is solely responsible for gaining regulatory approvals for and all costs associated with the Hansen Medical portion of products developed under the joint development agreement.
The joint development agreement continues in effect until the completion of all development work contemplated by any agreed development plan prior to termination of the joint development agreement. Either party may terminate the joint development agreement without cause upon not less than 90 days prior written notice to the other party. The joint development agreement also terminates upon written notice to the other party if the co-marketing agreement terminates, for uncured material breach or if the products under the program are subject to significant regulatory limitations.
Under the terms of co-marketing agreement, Hansen Medical granted St. Jude the exclusive right to distribute products developed under the joint development agreement when ordered with St. Jude products worldwide, excluding certain specified countries, for the diagnosis and/or treatment of electrophysiologic cardiac conditions. Hansen Medical maintains the right to sell the integrated system and retains additional exclusive rights in specified countries outside of the U.S. In addition, Hansen retains the unrestricted right to market its Sensei Robotic Catheter System and Artisan Control Catheter without St. Jude products.
The initial term of the co-marketing agreement is two years from the earlier of (i) the date of the first sale in the U.S. of a Sensei Robotic Catheter System integrated with the EnSite System in accordance with the terms of the joint development agreement, or (ii) December 31, 2007.
Item 9.01. Additional Exhibits.
On April 30, 2007, Hansen Medical issued a press release regarding its entry into a joint development agreement and a co-marketing agreement with St. Jude Medical as described more fully in Item 1.01 and the press release, each of which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Hansen Medical, Inc. (Registrant)
Date: April 30, 2007	/s/ Steven M. Van Dick
Steven M. Van Dick
Chief Financial Officer Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release regarding St. Jude Medical, Inc. dated April 30, 2007.